Exhibit 21.1

Subsidiaries of Gramercy Capital Corp.

ENTITY	JURISDICTION
GKK Capital LP	Delaware
First States Group, LP	Delaware
Gramercy Investment Trust	Maryland
Gramercy Investment Trust II	Maryland
Gramercy Warehouse Funding I LLC	Delaware
Gramercy Warehouse Funding II LLC	Delaware